Exhibit 10.1

ADMINISTRATIVE AGREEMENT

This Administrative Agreement (“Agreement”) is made between the United States Army (“Army”), acting through its Suspension & Debarment Official (“SDO”), on behalf of the U.S. Government as the lead agency for determining the present responsibility of the Contractor Science Applications International Corporation (“SAIC” or the “Contractor”).

A. PREAMBLE

1. Science Applications International Corporation (SAIC) is a Fortune 500 scientific, engineering and technology applications company with approximately 41,000 employees worldwide. SAIC is publicly traded on the New York Stock Exchange and approximately 93 percent of its business is generated by government contracts.

2. The New York City (NYC) Office of Payroll Administration (OPA) entered into a contract with SAIC to develop and implement CityTime, an initiative to modernize the payroll system for NYC employees. The project was originally budgeted to cost $63 million, but has cost more than $600 million. The cost of CityTime was significantly increased by the fraud of SAIC’s former employees and others. The cost of the project was also legitimately increased as a result of the changing needs of the City. Mr. Gerard Denault served as SAIC’s Program Manager for CityTime between 2003 to 2010, while Mr. Carl Bell worked as a Chief Systems Engineer in the New York office of SAIC from 2003 to 2011. Mr. Denault was responsible for selecting and overseeing subcontractors hired by SAIC to assist with CityTime. Mr. Denault was also responsible for submitting bills to NYC seeking payment for work performed by SAIC employees and subcontractors on CityTime, developing proposed CityTime work orders, and developing contract amendments seeking approval for SAIC to perform additional work on the project. On June 17, 2011, a grand jury in the U.S. District Court for the Southern District of New York indicted SAIC employee, Mr. Denault, among others, for conspiracy, bribery, wire fraud, obstruction of justice, and money laundering in violation 18 U.S.C. §§ 371, 666, 1343, 1346, 1349, 1512, 1952, and 1956. Mr. Carl Bell has pleaded guilty to multiple charges based on his participation in the scheme.

3. On March 8, 2012, SAIC entered a deferred prosecution agreement (DPA) with the Department of Justice (DoJ) and the New York City Department of Investigation (DoI). Under the DPA, SAIC agreed to pay a total of $500,392,977.00 to the United States. These funds were forfeited to the United States pursuant to a civil forfeiture complaint filed in the United States District Court for the Southern District of New York. SAIC agreed that it would not file a claim with the Court or otherwise contest this civil forfeiture action and would not assist a third party in asserting any claim to the Forfeited Funds. As part of the agreement, SAIC also acknowledged that it failed to properly investigate a 2005 ethics complaint filed by a whistleblower alleging, among other things, that Mr. Denault was receiving kickbacks on the project from the single source subcontractor he had hired to perform the work. SAIC also accepted responsibility for the illegal conduct alleged against Mr. Denault and admitted to by Mr. Bell.

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4. SAIC accepted responsibility for the illegal conduct of its former employees, and has cooperated fully with the Government’s investigation. SAIC voluntarily implemented institutional reforms and terminated the employment of managers who directly supervised Mr. Denault and the CityTime project. As part of the DPA, SAIC agreed to continue cooperation with the Government and consented to the appointment of an independent monitor (Monitor) to ensure its compliance with both the agreement and with appropriate ethics and procurement policies. SAIC also consented to the filing of a one-count felony Information, charging it with conspiracy to commit wire fraud, in violation of 18 U.S.C. § 1349, and agreed that it would be subject to prosecution under the Information if it fails to satisfy the terms of the DPA at any time within the next three years. The Government agreed under the terms of the DPA to seek dismissal of the Information at the conclusion of the period set forth in the DPA if SAIC complies with its terms.

5. In order to assure its present responsibility, SAIC agrees to execute and take the remedial actions specified in this Agreement, including Section C, Contractor Responsibility Program, subject to the terms and conditions described in Section D, General Conditions, and Section E, Administration of this Agreement.

6. The Army has determined that the terms and conditions of this Agreement, if complied with, provide adequate assurance that the interests of the Government will be sufficiently protected to preclude the debarment or suspension of Science Applications International Corporation, pursuant to the current disposition of facts and circumstances.

7. This Agreement is effective for a period of five years (60 months) from the Effective Date. Upon the completion of the third year of this Agreement, SAIC may request a review of its performance under the Agreement and ask that the SDO determine if Contractor has fulfilled its obligations under this Agreement. The decision concerning the fulfillment of these obligations shall be at the sole discretion of the SDO. In addition, at any time after the completion of the third year of the agreement, SAIC may present information for consideration by the SDO regarding its performance under the Agreement and request a reconsideration of the SDO’s decision to maintain the Agreement in force.

NOW THEREFORE, in consideration of the promises set forth herein and for good and valuable consideration, the parties mutually agree as follows.

B. DEFINITIONS

1. “Army” refers to the United States Army. Specific points of contact for this Agreement are the SDO and the United States Army Legal Services Agency, Contract and Fiscal Law Division, Procurement Fraud Branch and their designees.

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2. “Attachment” refers to documents which are incorporated by reference into this Agreement. Attachments contain material relevant to the basis for entering into this Agreement or discuss specific aspects of its implementation. Attachments may be modified after the entry of this Agreement into force without altering the basic Agreement itself at the express agreement of the parties. As executed, there are three “Attachments” to this Agreement: Attachment 1 – Deferred Prosecution Agreement (and Exhibits A-D), dated March 8, 2012; Attachment 2 – New York City Release, dated March 8, 2012; Attachment 3 – SAIC Release, dated March 9, 2012.

3. “Appendix” or “Appendices” refer to modifications to the Agreement itself. Appendices may be added at the agreement of the parties to address a new or unforeseen issue related to the implementation of the Agreement.

4. “Contractor” refers to Science Applications International Corporation, including SAIC’s divisions, operating units, and groups, as appropriate, including its directors, officers, and employees, while acting in their capacities as such. It does not refer to or include SAIC’s wholly-owned subsidiaries.

5. “Days” refers to calendar days.

6. “Deferred Prosecution Agreement” refers to the agreement signed on March 8, 2012 between the United States Attorney’s Office for the Southern District of New York and SAIC as described above in the Preamble. Attached to the Deferred Prosecution Agreement are Exhibit A, a Board Resolution, Exhibit B, the Information Charge, Exhibit C, Statement of Responsibility, and Exhibit D, Mutual Releases.

7. “DFARS’ refers to the Defense Federal Acquisition Regulation Supplement.

8. “Effective Date” refers to the date on which the SDO signs this Agreement on behalf of the Army.

9. “Employee” refers to officers, managers, and supervisors. All other full and part-time workers, whose performance is under the direct supervision and control of the Contractor, will be considered “employees” solely for training purposes. Consultants and temporary workers shall be made aware of the compliance agreement and the standing Contractor Responsibility Program, and, to the extent engaged in the formation or administration of government contracts, furnished copies of the Code of Corporate Conduct and the Government Contracting Policies and Procedures.

10. “Chief Ethics & Compliance Officer” refers to a managerial officer of the Contractor who will be the first point of contact for all questions regarding the terms and conditions of this Agreement.

11. “FAR” refers to the Federal Acquisition Regulation.

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12. “Government” refers to any department, agency, division, independent establishment, or wholly-owned corporation of the United States Government.

13. “Independent Cause for Suspension or Debarment” refers to a reason or basis for such action not directly related to information set forth in the Preamble or any document referred to in the Preamble.

14. “Ombudsperson” refers to an independent attorney, certified public accountant, or other expert knowledgeable in the area of Federal Government contracting policies and procedures who will act to ensure the Contractor’s compliance with the terms of this Agreement. The “Monitor” refers to the individual retained by Contractor and approved by the Office of the Deputy Attorney General of the DoJ, whose principal powers, rights and responsibilities are set forth in Section 15 of the DPA. With the approval of the Army SDO the Monitor may perform the function of the Ombudsperson under this Administrative Agreement. The Ombudsperson will act as an alternative channel of communication for SAIC employees and other interested individuals who wish to report what they consider to be infractions or violations of the Contractor’s Code of Conduct involving violations of Government contract laws, rules and regulations, or other matters that raise questions concerning the Contractor’s present responsibility or ask questions regarding the Code with respect to the same issues.

15. “U.S.C.” refers to the United States Code.

16. “Temporary workers” shall mean persons who have worked for the Contractor for less than ninety (90) days.

C. CONTRACTOR RESPONSIBILITY PROGRAM

1. Existing Program Elements. The Contractor has a company-wide Ethics and Compliance Program which provides the institutional means for achieving present responsibility as a Government contractor. As of the Effective Date, the Contractor has established the following elements of this program:

a.	Code of Corporate Conduct. The Contractor has established and continues to have in place corporate compliance and ethics policies, programs, procedures and training as part of its ongoing business practices. These include the Code of Conduct setting forth the Contractor’s basic principles and standards for ethical business conduct and integrity, and establishing the responsibility of individual employees to comply with all applicable laws and regulations. All of the Contractor’s employees must annually certify that they have reviewed the Code of Conduct and understand that they are required to comply with its provisions.

b.	Management Involvement and Overall Integration of Ethics and Compliance Program.

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(i) The Contractor’s Board of Directors, directly or through committees, assesses the activities and responsibilities of the Ethics and Compliance Program, including the compliance activities of the Contractor. The Ethics and Corporate Responsibility Committee of the Board of Directors reviews ethics cases and trends and ethics and compliance policies, procedures and training quarterly.

(ii) The Contractor has established an Employee Ethics Council and Ethics and Audit Review Board. The Ethics and Audit Review Boards are supported by the Internal Audit function, the Human Resources Department, Legal Department, and Finance Department. The Chief Ethics and Compliance Officer is responsible for ensuring that the Ethics and Compliance Program is a formal and documented process for investigating potential violations of the Code of Conduct. The Ethics Office also has the responsibility of assigning investigative teams to address potential violations of the Code of Conduct after they are discovered and reported. This process, as well as the responsibilities of the Employee Ethics Council, is set forth in Corporate Policies EEC-1 and SG-1.

(iii) As set forth in the DPA, the U.S. Attorney’s Office has also appointed a Monitor to receive and investigate reports of possible violations involving Government contract laws, rules and regulations, or other matters that raise questions concerning the Contractor’s present responsibility.

(iv) All issues involving violations of Government contract laws, rules and regulations, or other matters that raise questions concerning the Contractor’s present responsibility giving rise to an investigation by the Employee Ethics Council will be registered and recorded in the Contractor’s Ethics and Compliance database. The Contractor has developed a system used to track and document all actions taken from the beginning of the investigation until issue resolution. The system is available by electronic means and has a sufficient level of security. The system is accessible to the Audit and Ethics Review Boards, the Corporate Responsibility Committee of the Board of Directors, the Legal Department, and the Chief Ethics & Compliance Officer, and will also be made accessible to the Monitor.

c.	Ethics and Compliance Training.

(i) Code of Conduct. The Contractor will continue to require Ethics Awareness training biennially, and for all employees regarding the Ethics and Compliance Program and revisions thereto. After providing the training, the Contractor must require that employees certify annually that they have reviewed the Code of Conduct and understand that they are required to comply with its provisions. Completion is verified in the Contractor’s Enterprise Learning Management system.

(ii) Compliance Training. The Contractor will continue to provide employees with Government contracting training opportunities. The training program should include topics covering the more critical issues faced by the Contractor when preparing for, entering into, and administering Government contracts. The Contractor must target

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certain employees who are directly involved with formation and the performance of Government contracts to receive specialized training in procurement laws, regulations, and policies. Like the Ethics Awareness training, the materials are available on the Contractor’s Enterprise Learning Management system and the employees are required to certify that they received the training.

(iii) Frequency and Certification of Training. The Contractor conducts and updates all Code of Conduct, Compliance training and employee certifications annually. The Ethics Awareness training is required and completed biennially. The Contractor requires that rosters of all employee certifications for Code of Conduct and Compliance training be maintained.

d.	Government Contracting Policies and Procedures. The Contractor has developed an updated set of Government contracting compliance policies and procedures setting forth the Contractor’s compliance obligations under relevant law and regulation. The Contractor will submit the policy and procedures to the Army for review and, with respect to those portions of the policy and procedures updated or issued after the Effective Date, in advance of promulgation unless immediate promulgation is required by law. The Contractor annually will review and update as necessary the policy and procedures. Contractor management shall monitor employee compliance with the policy and procedures, and consider such compliance when making decisions concerning personnel decisions, including compensation.

e.	Employee Telephonic and Web-based Hotlines. In addition to the Employee Ethics Council and Monitor, the Contractor maintains a toll-free compliance telephonic hotline which is available to receive information 24 hours a day, 7 days a week.

Contractor’s hotline is available so that employees may report to the Ethics and Compliance Department any violations of the Code of Conduct. In reporting any alleged violation, employees are given the option to do so anonymously, in accordance with local law and regulation. Information on how to use or access the hotline is readily available to all employees in their work areas. Information gathered and learned from the hotline is provided to the Employee Ethics Council, which initiates investigations as appropriate.

In addition to the current system, the Contractor is in the process of selecting an outside vendor as a third-party hotline manager. The vendor will provide a worldwide toll-free compliance telephonic hotline and web portal for voicing concerns, which will be available internally and externally to receive information 24 hours a day, 7 days a week.

f.	Employee Ethics Newsletter. Contractor publishes a quarterly Ethics and Compliance newsletter, which serves to inform employees of timely ethics and compliance issues and related matters.

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g.	Management Training Program. As part of its management development program, Contractor’s personnel must receive training regarding ethical behavior and adherence to the corporate compliance program. In upcoming performance cycles that evaluate performance (beginning with FY13 performance), the Contractor will incorporate a factor reflecting each manager’s performance with regard to ethics and compliance into decisions regarding the manager’s compensation.

2. Required Program Elements. The following steps and procedures shall be implemented as part of this Agreement:

a.	Code of Conduct.

(i) The Contractor maintains, and, as necessary, revises the Code of Conduct to ensure that the Contractor maintains the business integrity and honesty required of a Government contractor, and that the Contractor’s performance is in strict compliance with the terms and conditions of its Government contracts.

(ii) The Code of Conduct requires employees to report any violation or suspected violation of the Code of Conduct, corporate policies, laws or regulations, or any ethics or conduct concerns, whether committed by the Contractor, a vendor, a subcontractor, or a Government employee, using any one of eight disclosure channels, including the Contractor’s hotline and Employee Ethics Council on the Ethics Line.

(iii) Within 60 days of the Effective Date of this Agreement, Contractor shall submit the latest edition of its Code of Conduct to the Army for review. If the Army advises that any aspect of the Code of Conduct fails to meet the requirements of this Agreement, Contractor shall promptly revise the Code of Conduct to address the Army’s concerns and resubmit it for approval.

b.	Management Involvement and Overall Integration of Contractor Responsibility Program.

(i) The Contractor has implemented a uniform system for reporting findings of all complaints involving violations of Government contract laws, rules and regulations, or other matters that raise questions concerning the Contractor’s present responsibility that are submitted through the Employee Ethics Council, hotline, or other disclosure channel. Within 90 days of the Effective Date of this Agreement, the Contractor will enhance the system to include submissions through the Monitor. The reporting system contains the following elements: 1) identification of the accused individual (unless circumstances warrant protecting the individual’s identity further) and business unit; 2) a description of the allegations; 3) a listing of the investigating personnel; 4) the date of the initial report/complaint; 5) the resolution of the issue; and 6) recommendation regarding additional or preventative action to be taken. These reports shall contain supporting documents collected during the course of the investigation as attachments.

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(ii) The Contractor has updated its written corporate policies and procedures to ensure uniform application of the Ethics and Compliance Program. These policies and procedures shall be provided to the Monitor and the Army for review and will be the basis for the development of training materials regarding the implementation of the Ethics and Compliance Program.

c.	Ethics and Compliance Training.

(i) Army Approval of Training Plans. The Contractor shall provide the Army and the Monitor a training plan with a detailed description of course materials it intends to use in training classes within 30 days of the signing of this agreement. If the Army rejects the plan, the Army will specify the reasons for doing so and the Contractor will promptly propose another plan.

(ii) Notice of Training. Upon request, the Contractor will provide the Monitor and/or the Army a schedule of upcoming ethics and Government contracting training sessions so the Monitor and/or the Army may attend the training.

(iii) The Contractor shall complete Code of Conduct certification and Compliance training for appropriate employees by January 31, 2013, and perform Ethics Awareness training biennially. The completion of the training is tracked in the Contractor’s Enterprise Learning Management system. Within 90 days of their being hired, the Contractor shall ensure that those relevant employees involved in the process receive Ethics Awareness training, Compliance training as required, have access to the Code of Conduct, and certify that they have read and will comply with the Code of Conduct. The Contractor requires that rosters of all employee certifications for Code of Conduct and Compliance training be maintained.

d.	Employee Hotline. The Chief Ethics & Compliance Officer shall ensure that a record is maintained of all hotline submissions, or employee reports to the Employee Ethics Council, or Monitor and will maintain the data for the Monitor as directed, to include: date and time of call; identity of caller, if disclosed; summary of allegation or inquiry; and general resolution or referral. The Contractor shall require that each call is adequately investigated and resolved. Access to this information will be granted to the Monitor solely to facilitate the duties described in Section C.4(f) of this Agreement and, at its request, the Army. The Contractor shall not assert an attorney-client or work-product privilege with respect to the relevant contents.

e.	Notification to Employees of this Agreement. Within 60 days of the Effective Date of this Agreement, Contractor’s Chief Executive Officer shall prepare and display at all facilities in the United States, in places sufficiently prominent to be accessible to all employees, a letter stating that the Contractor has entered into this Agreement. A copy of the Chief Executive Officer’s letter will be forwarded to the Army for approval prior to distribution. The letter shall state:

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(i) The basis for this Agreement;

(ii) Contractor’s commitment to observe all applicable laws and regulations, and to maintain the highest standards in conducting business with the United States Government;

(iii) A brief description of the features of the ethics and compliance program;

(iv) The toll-free telephonic hotline, and contact information of the Monitor.

(v) The availability of the Chief Ethics & Compliance Officer or his designee and the Monitor to answer questions concerning the Employee Ethics Council;

(vi) Employees’ ability to report matters to the Monitor, who will conduct an investigation, including a recommendation of corrective action; and

(vii) That employees may make reports of violations of the ethics and compliance program without revealing their identity, when such anonymity is possible without violation of applicable local law or regulation.

f.	On an annual basis, the Monitor and the Contractor’s Board of Directors or appropriate Subcommittee thereof, shall meet to discuss the implementation of this Agreement, the status of ongoing investigations and other matters.

g.	The Contractor shall submit written reports at the request of the Monitor for the purpose of preparing reports to the Army as specified in Section C.5 of this Agreement.

3. Chief Ethics & Compliance Officer. The Contractor has appointed a Chief Ethics & Compliance Officer to oversee its Ethics and Compliance Program. The Chief Ethics & Compliance Officer has direct reporting responsibilities to the Contractor’s Chief Executive Officer and to the Chair of the Ethics and Corporate Responsibility Committee of the Board of Directors, and shall serve as the Contractor’s first point of contact for all questions regarding the terms and conditions of this Agreement and Contractor implementation of this Agreement, investigate complaints concerning Contractor’s compliance with this Agreement, and report to the Army concerning Contractor’s compliance with this Agreement. If the Contractor needs to replace the Chief Ethics & Compliance Officer for any reason (including death, incapacity, or resignation), the Contractor must obtain the Army’s approval of the person proposed to fill that position.

4. Monitor.

a.	General. The Monitor is responsible for monitoring and assessing the Contractor’s compliance with the terms of this Agreement and ensuring that the Contractor performs its obligations in a timely and satisfactory manner.

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b.	Appointment. Contractor Integrity Solutions LLC, Michael C. Eberhardt and Richard J. Bednar, has been nominated to serve as a Monitor and Ombudsperson at Contractor’s expense for the oversight of this Agreement. Mr. Eberhardt and Mr. Bednar’s nomination has been approved by the DoJ and the Army.

c.	Removal of the Monitor. Any change of the Monitor appointed per this Agreement requires prior Army approval. At any time, should the Army become dissatisfied with the performance of the Monitor, the Army may require the Contractor to nominate a different candidate to serve the role of Ombudsperson subject to the Army’s approval.

d.	Nature of Employment. The Army intends for the Monitor to act as an independent check upon the Contractor’s compliance with this Agreement. The Monitor shall not be an agent of the Contractor, and his work shall not be subject to the Contractor’s assertion of the attorney-client privilege or the work-product doctrine. The Army also intends that the Monitor will work with the Contractor’s management team in implementing this Agreement. The Monitor will be consulted by both parties regarding questions concerning the terms and conditions of this Agreement, and will, at his discretion, investigate complaints concerning the Contractor’s compliance with this Agreement, and will report to the Army concerning the Contractor’s compliance with this Agreement. The Monitor may, as he reasonably requires, consult with other counsel, at Contractor’s reasonable expense, in performing any of his responsibilities under this Agreement.

e.	Annual Certification of Independence. Upon nomination, and upon each anniversary of the Effective Date of this Agreement during its tenure, the Monitor shall furnish the Army with an affidavit certifying that he has no financial interest in, or other relationship with, the Contractor or its affiliates, other than that arising from his appointment as the Monitor. The affidavit must also certify that his representation of any other client will not create a conflict of interest or appearance thereof in fulfilling his responsibilities as Monitor. For purposes of this paragraph, the Monitor’s duties to enforce the DPA will not be considered a conflict of interest. Any change in relationships that would affect these certifications must be reported to the Army before they occur or as soon as the Monitor or Contractor learns of them.

f.	Duties. In addition to the duties set forth in the DPA, the Monitor’s duties shall include:

(i) Verification of the implementation of the contractor responsibility program described in Section C of this Agreement.

(ii) Investigation of allegations of violations of this Agreement and matters arising under the contractor responsibility program involving violations of Government contract laws, rules, and regulations, or other matters that raise questions concerning the Contractor’s present responsibility. For this purpose, the Monitor, at the conclusion of each of his investigations, shall provide a written report to the Contractor’s Chief Ethics & Compliance Officer and to the Army, detailing the substance of the allegations, evidence

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revealed by the investigation, and the findings and recommendations. The Contractor shall take corrective actions where appropriate. The Monitor’s complete investigative file shall be furnished to the Army. This provision does not impact the Contractor’s responsibility pursuant to the Mandatory Disclosure Program (73 Fed.Reg 67067 – 67093 (November 12, 2008)).

(iii) Review of investigations made by the Contractor in accordance with the provisions of Section C.4 of this Agreement.

(iv) Preparation and submission of reports to the Army as specified in Section C.5 of this Agreement.

(v) Attending and monitoring employee training on the Ethics and Compliance program and Government contracting as he deems appropriate.

(vi) On an annual basis, the Monitor and the Contractor’s Board of Directors (or designated Committee thereof) shall meet to discuss the implementation of this Agreement, the status of ongoing investigations and other matters. In addition, when necessary, but not less than semi-annually, the Monitor shall meet with the management of any of the Contractor’s divisions, operating units, groups, value centers and other subsidiaries, to discuss the progress of implementing the contractor responsibility program described in Section C of this Agreement. Notice of such meetings shall be provided to the Army by the Monitor not less than 30 days in advance to allow for attendance by the Army.

(vii) Performance of other duties as described elsewhere in this Agreement, or as deemed reasonably necessary by the Monitor, or the Army.

g.	Staff. The Contractor agrees that the Monitor shall:

(i) Have sufficient staff and resources, as reasonably determined by the Monitor, to effectively monitor the Contractor’s compliance with this Agreement; and

(ii) Have the right to select and hire outside expertise as reasonably necessary to effectively monitor SAIC’s compliance with this Agreement.

h.	Fees and Expenses. The Contractor agrees to pay the reasonable fees and expenses associated with the Monitor for this Agreement as negotiated between the Contractor and the Monitor.

i.	Inspections. The Contractor agrees to reimburse the Army for the reasonable fees and expenses associated with the Army Procurement Fraud Branch site inspections for compliance with this Agreement.

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5. Reports to the Army.

a.	The Monitor shall provide the Army with copies of all reports prepared for the U.S. Attorney’s Office and the Army shall determine whether the subject matter covered therein requires additional review and/or investigation by the Monitor. In addition, the Monitor shall submit a supplemental report not less than every four months to the Army until this Agreement has expired. That supplemental report shall include the items set forth below in subparagraphs 5(a)(i)-(iii) to the extent that they are not fully addressed in the reports prepared for the U.S. Attorney’s Office :

(i) A description of the training conducted that is required by this Agreement and the number of persons who attended, including a statement of the percentage of total employees trained year to date as of the date of the report.

(ii) The total number of hotline calls and other contacts made or referred to the Monitor involving violations of Government contract laws, rules and regulations, or other matters that raise questions concerning the Contractor’s present responsibility. This part of the report shall include:

(1) The means by which any alleged misconduct was reported (e.g., call, letter, or drop-in visit, electronic means, etc.);

(2) The category of any alleged misconduct (e.g., product substitution, mischarging, defective pricing, etc.) and a brief descriptive summary thereof;

(3) Whether the alleged misconduct was substantiated, in whole or in part;

(4) Whether disciplinary action was imposed and if so, a description of that action;

(5) Whether corrective measures other than disciplinary actions were taken and if so, a description of those actions. Matters pending resolution at the time of a reporting period shall be included in each subsequent report until final resolution of the matters are reported;

(iii) Whether any investigations utilizing third party resources have been initiated and the status of previously reported investigations utilizing third party resources as required by Section C.4(f) of this Agreement.

b.	In addition, the Contractor and the Monitor shall submit a report to the Army that is postmarked no later than 14 days after the third anniversary date of the Agreement reviewing the Contractor’s compliance with the Agreement and the ethics environment within the company. The report shall be reviewed by the Army and a review of the Contractor’s performance under this Agreement shall be made to the SDO by the Monitor. This report, at a minimum, shall include a discussion of the following:

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(i) The state of the Contractor’s compliance programs, including progress made by the company during the term of the Administrative Agreement;

(ii) A discussion of Contractor’s training program and its compliance with this requirement;

(iii) A summary of actions as Monitor;

(iv) A list of recommendations and/or “lessons learned”; and

(v) A discussion of any other topic relevant to the Agreement.

c.	At the conclusion of the Agreement, the Monitor shall prepare a report for review by the Army SDO. This report shall include information regarding investigations conducted by the Monitor, information regarding the Contractor’s implementation of the contractor responsibility program, a summary of hotline calls reviewed pursuant to this Agreement, and any other topics requested by the Army relevant to the Contractor’s present responsibility.

D. GENERAL CONDITIONS

1. Unallowable Costs. All unallowable costs, as described in FAR 31.205-47, incurred for or on behalf of Contractor in response to or in preparation of Government civil, or administrative actions related to alleged violations described in the Section A of this Agreement shall be deemed unallowable costs, direct or indirect, for Government contract purposes. These unallowable amounts shall be separately accounted for by the Contractor by identification of costs incurred: a) through accounting records to the extent possible; b) through memorandum records, including diaries and formal logs, regardless of whether such records are part of official corporate documentation, where accounting records are not available; and c) through good faith itemized estimates where no other reasonable accounting basis is available.

2. Allowable Costs. The costs of all self-governance normally required under FAR 9.104-1 and DFARS 203.7001, including the compliance, or ethics programs, activities and offices in existence as of the Effective Date and which are continued by the terms of this Agreement shall be allowable costs to the extent otherwise permitted by law and regulation.

3. Modifications of This Agreement. Any requirements imposed on Contractor by this Agreement may be discontinued by the SDO at his sole discretion. Other modifications to this Agreement may be made only in writing and upon mutual consent of the parties to this Agreement.

4. Approvals. Where this Agreement requires approval by the Army, or other action or response by the Army, the Chief, Procurement Fraud Branch or his/her designee, will normally provide such action. This does not restrict the ability of the SDO to take such action as he may elect.

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5. Business Relationships with Suspended or Debarred Entities. Contractor shall not knowingly subcontract or enter into any business relationship in support of a U.S. Government prime contract with any individual or business entity that is listed by the General Services Administration (GSA) as debarred, suspended, or proposed for debarment. In order to implement this provision, the Contractor shall make reasonable inquiry into the status of any such potential business partner, to include, at a minimum, review of the GSA’s Excluded Parties List System1.

6. Public Document. This Agreement is a public document. It, and any attachments, appendices, addendums and/or modifications, will be posted on the publicly assessable Army Fraud Fighter’s Website.2

7. Release of Liability. Contractor releases the United States, its instrumentalities, agents, and employees in their official and personal capacities, of any and all liability or claims, monetary or equitable, arising out of the negotiation of, and entry into, this Agreement.

8. Legal Proceedings. Contractor will provide, within 30 days of the Effective Date of this Agreement, a listing and status of all known ongoing criminal, civil and administrative investigations and proceedings conducted by any Government entity with regard to any allegation relating to the Contractor’s violation of government contracts or regulation.

9. Information Sharing. The Contractor agrees that the Army and/or the Monitor, at their sole discretion, may disclose to any Government department or agency any information, testimony, document, record or other materials provided pursuant to this Agreement. Such disclosures shall be subject to 18 U.S.C. § 1905 and other applicable exemptions to the Freedom of Information Act.

10. Scope of This Agreement – Suspension and Debarment for Independent Cause. This Agreement in no way restricts the authority, responsibility, or legal duty of the Army, or any other federal agency to consider and institute suspension or debarment proceedings against the Contractor based upon information constituting an independent cause for suspension or debarment concerning events related or unrelated to the facts and circumstances set out herein, including, but not restricted to, any substantive allegations of wrongdoing under any past, present, or future hotline complaint or security program investigations. The Army or any other federal agency may, in its sole discretion, initiate such proceedings in accordance with the FAR Subpart 9.4.

[1]	Available at:

http://www.epls.gov/epls/servlet/EPLSSearchMain/1

[2]	Available at:

https://jagcnet.army.mil/JAGCNETPortals/Internet/Portals/AC/affportal.nsf

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a.	The Army reserves the right to require additional protective measures or modifications of this Agreement if an independent cause for suspension or debarment should arise. Failure to institute such proposed measures may constitute an independent cause for debarment of the Contractor in accordance with FAR Subpart 9.4.

b.	Suspension and/or debarment may be initiated at any time under the same facts and circumstances underlying this Agreement should further information become available that indicates such action is necessary to protect the Government’s interests.

c.	Upon conclusive evidence that the Contractor has misrepresented any aspect of its proffer in connection with this Agreement, the Army may take suspension or debarment action as appropriate. Any such misrepresentation or material breach of this Agreement will be regarded as cause for debarment.

11. Survival of This Agreement. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns, unless the new owners request and show good cause why it should not be applicable to their operations. Bankruptcy proceedings shall not prevent or stay the enforcement of this Agreement or any debarment proceedings the Army deems to be appropriate should the parties fail to comply with the terms of this Agreement, or engage in such other conduct that is a cause for suspension or debarment.

12. Truth and Accuracy of Submissions. Contractor represents that all written materials and other information supplied to the Army by its authorized representatives during the course of discussion with the Army preceding this Agreement are true and accurate in all material respects, to the best of the Contractor’s information and belief, false statements are punishable under Title 18, United States Code, Section 1001.

13. Violations of this Agreement. Any material violation of this Agreement that is not corrected within ten days from the date of receipt of notice from the Army may constitute an independent cause for debarment. If correction is not possible within ten days, the Contractor shall present an acceptable plan for correction within that ten-day period. The Army may, at its sole discretion, initiate suspension or debarment proceedings in accordance with FAR Subpart 9.4. Alternatively, in the event of any noncompliance, the Army may in its sole discretion extend this Agreement for a period equal to the period of noncompliance. Contractor does not, by this Agreement or otherwise, waive its right to oppose such action under FAR Subpart 9.4, or any other substantive, procedural, or due process rights it may have under the Constitution or other applicable laws or regulations of the United States.

14. Press Releases. The Contractor agrees that it will cooperate in good faith with the Army regarding any press release related to this Agreement. The Contractor will not unilaterally release any press release related to this Agreement without first obtaining Army approval, which the Army agrees to timely review and not to unreasonably withhold.

ADMINISTRATIVE AGREEMENT

Science Applications International Corporation

15. Agreement. This Agreement, and its attachments, constitute the entire agreement between the Army and the Contractor, and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter of this action.

E. ADMINISTRATION OF AGREEMENT

1. Addresses for Agreement Correspondence. All submissions required by this Agreement shall be delivered to the following addresses, or such other addresses as the parties may designate in writing.

If to the Army:

Procurement Fraud Branch

Contract and Fiscal Law Division

U.S. Army Legal Services Agency

ATTN: DAJA-PFB (Trevor B. A. Nelson)

9275 Gunston Road – Suite 2100

Fort Belvoir Virginia 22060-5546

If to the Contractor:

Laura K. Kennedy

Chief Ethics and Compliance Officer

Science Applications International Corporation

Mail Stop T1-14-2

1710 SAIC Drive

McLean, VA 22102

2. Certification of Compliance. Within 120 days of the Effective Date of this Agreement, Contractor will provide the Army with a certification that all terms and conditions of this Agreement have been implemented or will be satisfied within the times specified in this Agreement.

3. Access to Books and Records.

a. During the term of this Agreement, the Army Procurement Fraud Branch (PFB), the Monitor or any agency or office of the Department of Defense designated by PFB for a particular inquiry, shall have the right to examine, audit, and reproduce Contractor’s books, records,

ADMINISTRATIVE AGREEMENT

Science Applications International Corporation

documents, and supporting materials related to any report, allegation or complaint of suspected violation of law or regulation, whether criminal, civil, administrative, or contractual and whether reported through the hotline program, or by any other means, and any resulting inquiries or investigations related thereto. Such hotline reports, inquiries, investigations, and all related books, records, documents and supporting material are considered by Contractor to be administrative and managerial and are not investigations, books, records, documents, material, reports, or investigations protected as attorney work-product, or by the attorney-client communications privilege or any other privilege. Nothing herein shall be construed as a waiver by SAIC of the attorney-client communications privilege. SAIC acknowledges and agrees that it shall only make claims of attorney-client communications privilege in good faith, and shall also negotiate any disputes concerning such claims in good faith.

b.	PFB, the Monitor and/or their designees shall have the opportunity to review the books, records, documents, materials, reports, and investigations directly related to compliance with this Agreement.

c.	PFB, the Monitor and/or their designees shall also have the opportunity to interview any Contractor employee for the purpose of evaluating: (1) compliance with the terms of this Agreement; (2) future compliance with federal procurement policies and regulations; and (3) maintenance of the high level of business integrity and honesty required of a Government contractor.

d.	The interviews and materials described above shall be made available to PFB, the Monitor and/or their designee(s) at company offices at reasonable times. Contractor’s obligation under this Agreement with respect to employee interviews is limited to making its employees available for an interview at their place of employment during normal business hours. The individual employee shall have the right to determine whether or not to submit to an interview. To the extent it is permitted to do so by law, regulation, or policy, the Army shall protect Contractor’s confidential and proprietary business information from public disclosure.

e.	The materials described above shall be made available at Contractor’s offices at reasonable times for inspection, audit, or reproduction. Neither PFB, the Monitor nor their designees shall copy or remove Contractor’s technical or other proprietary data without Contractor’s permission.

4. Corporate Officer List. Contractor shall provide the Army with a list of its directors and officers and a copy of its organizational chart, which will be updated, as changes occur.

5. Administrative Costs. Within ten days of the Effective Date of this Agreement, Contractor shall deliver a check in the amount of $25,000.00 to the Army, payable to Treasurer of the United States, in order to compensate the Army for the cost of negotiating and administering this Agreement, to include costs associated with Army visits to Contractor and any of its divisions or its subsidiaries authorized under this Agreement.

ADMINISTRATIVE AGREEMENT

Science Applications International Corporation

6. Expiration. This Agreement shall expire at midnight not later than five years after the Effective Date of this Agreement.

7. Governing Law. This Agreement shall be governed by the laws of the United States with regard to all matters arising under and individuals located within the United States.

/s/ JOHN P. JUMPER	/s/ ULDRIC L. FIORE, JR.
JOHN P. JUMPER	ULDRIC L. FIORE, JR.
Chairman, President and Chief Executive Officer Science Applications International Corporation	Army Suspension and Debarment Official

21 August 2012	21 August 2012
DATE	DATE